SCHEDULE 14A

(RULE 14A-101)


INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ______)


     Filed by the registrant  X
                             ---
     Filed by a party other than the registrant   ____

     Check the appropriate box:


     [ ] Preliminary proxy statement.

     [ ] Confidential,  for  use  of  the  Commission only (as permitted by Rule
         14a-6(e)(2)).

     [X] Definitive proxy statement.



     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.



Meridian Insurance Group, Inc.
(Name of Registrant as Specified in Its Charter)


(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)



Payment of filing fee (check the appropriate box):

      X  No fee required.
    ----

    ____ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1) Title of each class of securities to which transaction applies:


     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     (4)  Proposed maximum aggregate value of transaction:


     (5)  Total fee paid:


     ____ Fee paid previously with preliminary materials.


     ____ Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:


     (2)  Form, Schedule or Registration Statement No.:


     (3)  Filing Party:


     (4)  Date Filed:

April 2, 1999




Dear Shareholder:

     You are cordially invited to attend our Annual Meeting of Shareholders at 2:00 p.m., Wednesday, May 5, 1999. The meeting will be held in our home office at 2955 North Meridian Street, Indianapolis, Indiana, in the Pennsylvania Room. We will report on Meridian's 1998 business results and on other matters of current interest to our shareholders.

     Enclosed with this Proxy Statement are your proxy card and Meridian's 1998 Annual Report. Your vote is important. We encourage you to read this Proxy Statement and mark, sign and return your proxy card in the enclosed envelope as soon as possible whether or not you expect to attend the meeting.

     All of us look forward to seeing you on May 5.


     Sincerely,



     Norma J. Oman
     President and
     Chief Executive Officer

MERIDIAN INSURANCE GROUP, INC.




Notice of 1999 Annual Meeting of Shareholders

     The Annual Meeting of Shareholders of Meridian Insurance Group, Inc., will be held on May 5, 1999, at 2:00 p.m., Eastern Standard Time, in our home office at 2955 North Meridian Street, Indianapolis, Indiana, in the Pennsylvania Room. The purpose of the meeting is to:

     1.  elect two directors;

     2. consider and vote on a proposal to amend MIGI's Restated Articles of Incorporation to authorize classes of directors without regard to the total number of directors; and

     3. act on any other business properly coming before the meeting.

     Shareholders of record at the close of business on March 5, 1999, will be entitled to notice of and to vote at the Annual Meeting.


     This Proxy Statement, proxy card and Meridian's 1998 Annual Report to Shareholders are being distributed on or about April 2, 1999.



     By order of the Board of Directors,




     J. Mark McKinzie
     Senior Vice President, Corporate Secretary and General Counsel






April 2, 1999
Indianapolis, Indiana

MERIDIAN INSURANCE GROUP, INC.
2955 North Meridian Street
P.O. Box 1980
Indianapolis, Indiana  46206

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 5, 1999

     Meridian Insurance Group, Inc., ("MIGI" or the "Company" or "we") will hold our Annual Meeting of Shareholders on May 5, 1999, at 2:00 p.m., Eastern Standard Time. The meeting will be in our home office at 2955 North Meridian Street, Indianapolis, Indiana, in the Pennsylvania Room.

     Our Board of Directors is mailing you this Proxy Statement and the enclosed proxy card. Our purpose is to solicit your proxy to be voted at the Annual Meeting and at any adjournment of it. Below is important information about the Annual Meeting and this Proxy Statement.

     What you are voting on:

     the election of two directors:  James D. Price and Sarah W. Rowland the proposal to amend MIGI's Restated Articles of Incorporation to authorize classes of directors without regard to the total number of directors.

     Who may vote: Shareholders as of the close of business on March 5, 1999, (the "Record Date") are entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each Common Share held on the Record Date.

     How to vote: MIGI shareholders on the Record Date may vote in person at the Annual Meeting or by proxy. We recommend you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the Annual Meeting.

     How proxies work: MIGI's Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct. You may vote for all, some or none of our director nominees. You may abstain or vote for or against the proposal to amend the articles of incorporation. To vote by proxy, please mark your vote on the enclosed proxy card, sign and date it, and return it in the prepaid envelope. If you return your signed proxy but do not specify how to vote, we will vote your shares in favor of our director nominees and in favor of the proposal to amend the articles of incorporation.

     How to revoke your proxy: You have the right to revoke your proxy any time before the meeting by notifying MIGI's Corporate Secretary or returning a later-dated proxy. You may also revoke your proxy by voting in person at the Annual Meeting.

     If you receive more than one proxy card: It means you hold shares registered in more than one account. Sign and return all proxies to ensure that all your Common Shares are voted.


     A quorum: In order to carry on the business of the Annual Meeting, we must have a quorum. This means at least a majority of the outstanding Common Shares eligible to vote must be represented at the Meeting, either by proxy or in person. As of the Record Date, 7,259,661 MIGI Common Shares were issued and outstanding. Any properly executed proxy cards we receive will be considered part of the quorum, including abstentions and broker non-votes. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.

     Votes needed: The two director nominees receiving the most votes will be elected to the Board of Directors. Only votes cast for a nominee will be counted, except that your proxy will be voted for the two management nominees unless it contains instructions to the contrary. Abstentions, broker non-votes and instructions on your proxy card to withhold authority to vote for one or more of the nominees will result in their receiving fewer votes. However, such action will not reduce the number of votes the nominee receives otherwise. As of the Record Date, Meridian Mutual Insurance Company ("Meridian Mutual") owned 3,465,000 Common Shares or approximately 47.7 percent of MIGI's outstanding


Common Shares. Meridian Mutual has advised MIGI it will vote its shares in favor of the election of Mr. Price and Ms. Rowland.

     Proposal 2 to amend the Restated Articles of Incorporation will be approved at the Annual Meeting if:

     a quorum is present and

     votes cast in favor of the proposal exceed votes cast against it. Abstentions and broker non-votes will have no effect on whether the proposal is approved.

     Meridian Mutual has advised MIGI it will vote its shares in favor of Proposal 2.

     Attending the Annual Meeting: All shareholders as of the Record Date, their proxyholders, and MIGI's guests may attend the Annual Meeting.

     Shareholder recommendations for directors: Any shareholder may recommend a person as a candidate for director of MIGI by writing to MIGI's Corporate Secretary at P. O. Box 1980, Indianapolis, Indiana 46206. The shareholder should include the candidate's name, qualifications, and employment history. The candidate must be qualified and expressly interested in serving on the Board.


     Shareholder proposals for the 2000 Annual Meeting: Shareholder proposals for next year's Annual Meeting must be received by us by December 2, 1999. The proposals must be in writing and addressed to MIGI's Corporate Secretary at P.O. Box 1980, Indianapolis, Indiana 46206. We will include a proposal in next year's proxy statement if it:


     complies with Securities and Exchange Commission regulations and represents a proper subject for shareholder action under Indiana law.

BENEFICIAL OWNERSHIP OF COMMON SHARES

     The following table lists, as of March 4, 1999, the number and percentage of MIGI's outstanding Common Shares beneficially owned by:

     each director of MIGI

     each Named Executive Officer in the Summary Compensation Table

     all directors and executive officers of MIGI as a group, and each person known by MIGI to own beneficially more than five percent of its Common Shares.

Each person has sole voting and sole investment power with respect to the Common Shares they own, unless a footnote states otherwise.



                                                                   Percent of
Name of Individual                      Shares Beneficially        Outstanding
or Identity of Group                    Owned                      Common Shares


Principal Shareholder:
Meridian Mutual Insurance Co.                    3,465,000                47.72%
2955 N. Meridian Street
PO. Box 1980
Indianapolis, Indiana 46206

Gregory M. Shepard                               1,094,500 (1)            15.07%
303 E. Washington Street
Bloomington, Illinois 61701

Franklin Resources, Inc.                           432,000 (2)             5.95%
Charles B. Johnson
Rupert H. Johnson, Jr.
777 Mariners Island Blvd.
San Mateo, California 94404
Franklin Advisory Services, Inc.
One Parker Plaza, 16th Floor
Ft. Lee, New Jersey 07024



Philo Smith                                        374,880 (3)             5.16%
Philo Smith & Co., Inc.
PSCO Partners Limited Partnership
PSCO Partners Limited Partnership Two
PSCO Fund Limited
Philo Smith Capital Corporation
2950 Summer Street
Stanford, Connecticut 06905


Directors and Officers:
Ramon L. Humke                                      18,005 (4)             *
Norma J. Oman                                      164,298 (5)             2.22%
Sarah W. Rowland                                     5,098 (4)             *
Joseph D. Barnette, Jr.                             10,378 (4) (6)         *
David M. Kirr                                       10,378 (4)             *
John T. Hackett                                      7,628 (4)             *
James D. Price                                      19,178 (4) (7)         *
Thomas H. Sams                                       4,878 (8) (9)         *
Steven R. Hazelbaker                                38,684 (10)            *
J. Mark McKinzie                                    42,809 (11)            *
Timothy J. Hanrahan                                 40,881 (12)            *
Carl W. Buedel                                      40,836 (13)            *

All directors and executive                        403,051 (14)            5.34%
Officers as a group (12 persons)

*The asterisk means this person beneficially owns less than one percent of MIGI's outstanding Common Shares.

(1) Gregory M. Shepard filed a Schedule 13D with the Securities and Exchange Commission on October 31, 1998, with regard to 995,000 MIGI Common Shares and provided MIGI with a copy of it. We have adjusted this number to 1,094,500 to reflect the ten percent MIGI stock dividend distributed in January 1999.

(2) Franklin Advisory Services, Inc., Franklin Resources, Inc., Charles B. Johnson, and Rupert H. Johnson, Jr., filed a Schedule 13G with the Securities and Exchange Commission in February 1997, which was amended on February 1, 1999, reporting beneficial ownership of 432,000 Common Shares of MIGI. The Schedule 13G states that those Common Shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries ("Adviser Subsidiaries") of Franklin Resources, Inc. ("FRI"). The advisory contracts give the Adviser Subsidiaries all voting and investment power over the securities the advisory clients own. Therefore, such Adviser Subsidiaries may be deemed to be beneficial owners of the Common Shares covered by the Schedule 13G filing. Charles B. Johnson and Rupert H. Johnson, Jr. ("Principal Shareholders") each own in excess of 10 percent of the outstanding common stock of FRI and are the principal shareholders of FRI. FRI and the Principal Shareholders may be deemed to be the beneficial owners of securities held by persons and entities advised by FRI or its subsidiaries. FRI, the Principal Shareholders, and each of the Adviser Subsidiaries disclaim any economic interest or beneficial ownership in any of the Common Shares covered by the Schedule 13G filing.

(3) Philo Smith, Philo Smith & Co., Inc., PSCO Partners Limited Partnership, PSCO Partners Limited Partnership Two, PSCO Fund Limited, and Philo Smith Capital Corporation filed a Schedule 13D with the Securities and Exchange Commission on May 8, 1998, with regard to 340,800 MIGI Common Shares. The
Schedule 13D states the purpose of the purchases has been to acquire shares for investment. We have adjusted the number of shares to 374,880 to reflect the ten percent MIGI stock dividend distributed in January 1999.

(4) This number includes options to purchase 4,400 Common Shares granted under MIGI's 1994 Outside Director Stock Option Plan.

(5) This number includes 128,922 Common Shares Ms. Oman has the option to purchase under MIGI's Incentive Stock Plan.



(6) This number includes 2,200 Common Shares held by Mr. Barnette's spouse. Mr. Barnette shares voting and dispositive power for this stock.

(7) This number includes 2,200 Common Shares held by Mr. Price's spouse.

(8) This number includes 1,100 Common Shares owned by Waldemar Industries, Inc. Mr. Sams is the principal owner of Waldemar Industries, Inc.

(9) This number includes options to purchase 3,300 Common Shares granted under MIGI's 1994 Outside Director Stock Option Plan.

(10) This number includes 37,584 Common Shares Mr. Hazelbaker has the option to purchase under MIGI's Incentive Stock Plan.

(11) This number includes 34,559 Common Shares Mr. McKinzie has the option to purchase under MIGI's Incentive Stock Plan.

(12) This number includes 29,646 Common Shares Mr. Hanrahan has the option to purchase under MIGI's Incentive Stock Plan.

(13) This number includes 28,965 Common Shares Mr. Buedel has the option to purchase under MIGI's Incentive Stock Plan.

(14) This number includes 289,376 Common Shares subject to options to purchase under MIGI's Incentive Stock Plan or MIGI's 1994 Outside Director Stock Option Plan. Common Shares directly owned by Meridian Mutual are not included in this number.

ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. The bylaws have recently been amended to set the number of directors at eight upon the retirement of Director Harold C. McCarthy in May of this year. If the shareholders approve the proposed amendment to the Articles of Incorporation, the Board will continue to be divided into three classes regardless of the number of directors. Directors generally serve for terms of three years. The term of one class of directors expires at each Annual Meeting of Shareholders. According to MIGI policy, at least two members of the Board of Directors will not otherwise be affiliated with MIGI or Meridian Mutual.

     Nominees for election this year are: Mr. James D. Price and Ms. Sarah W. Rowland for three-year terms. Both of the nominees currently serve as MIGI directors. The other directors listed in the following table have terms of office expiring in 2000 or 2001.

     Each nominee has consented to serve for an additional term. If a nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.



Name                                  Age     Capacity
Nominee for election as director
With term expiring in 2002:

James D. Price                        60      Director
Sarah W. Rowland                      66      Director

Directors continuing in office
With terms expiring in 2001:

Norma J. Oman                         51      President, Chief Executive
                                              Officer and Director
David M. Kirr                         61      Director
John T. Hackett                       66      Director

Directors continuing in office
With terms expiring in 2000:

Joseph D. Barnette, Jr.               59      Director
Ramon L. Humke                        66      Director
Thomas H. Sams                        57      Director

     Mr. Barnette has served as a director of the Company since 1988. Mr. Barnette is the Chief Executive Officer and Chairman of the Board of Bank One, Indiana, NA and Banc One Indiana Corporation. He also serves as a director of Indianapolis Power and Light Company and IPALCO Enterprises, Inc.

     Mr. Humke has served as a director of MIGI since 1987 and as Chairman since 1992. He is also Chairman of the Board of Directors of Meridian Mutual. Mr.
Humke has been the President, Chief Operating Officer and a director of Indianapolis Power and Light Company since 1990. Mr. Humke is also a director of IPALCO Enterprises, Inc.

     Mr. Sams has served as a MIGI director since 1994. Mr. Sams has been President, Chief Executive Officer and a director of Waldemar Industries, Inc., an investment holding company in Indianapolis, Indiana, since 1967. He is also a director of Indianapolis Power and Light Company, IPALCO Enterprises, Inc., and Mid-America Capital Resource, Inc.

     Ms. Oman was elected President and Chief Executive Officer of MIGI in 1991, having served as an Executive Vice President since 1990. She became President and Chief Executive Officer of Meridian Mutual and Meridian Security Insurance Company ("Meridian Security") in 1990. Ms. Oman has served as a director of MIGI since 1991. She is also a director of Meridian Mutual and Lilly Industries, Inc.

     Mr. Kirr has served as a MIGI director since 1992. Mr. Kirr has been the President of Kirr, Marbach & Company, a Columbus, Indiana, investment advisory firm, since 1975.

     Mr. Hackett has served as a Company director since 1992 and is also a director of Meridian Mutual. Since 1991, Mr. Hackett has been a Managing General Partner of CID Equity Partners, L.P., a venture capital firm. Mr. Hackett also serves as a director of Ball Corporation, Irwin Financial Corporation, Business Modernization and Technology Corporation and Wabash National Corporation.

     Mr. Price became a MIGI director on March 18, 1998, when the MIGI Board elected him to fill the vacancy created by Mr. Van Smith's retirement. Mr. Price is a First Vice President - Investments for Prudential Securities Incorporated. He has been a director of Meridian Mutual since 1987.

     Ms. Rowland has served as a director of the Company since 1994 and is also a director of Meridian Mutual. Ms. Rowland was elected Chief Executive Officer and Chairman of the Board of Rowland Design, Inc., an Indianapolis, Indiana, interior design and space planning firm in 1993. From 1968 to 1993, Ms. Rowland served as President and Chief Executive Officer of The Rowland Associates, Inc. She also is a director of Indianapolis Power and Light Company and IPALCO Enterprises, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

     During 1998 the Board of Directors held six meetings. Each director attended at least 75 percent of the aggregate of the total number of Board meetings and the total number of meetings of all Board committees on which the director served. MIGI's Board of Directors has six committees. They normally hold joint meetings with similar committees of the Meridian Mutual Board of Directors.

Audit Committee
     Members:  Directors Barnette, Hackett, Humke and Price
     Number of Meetings in 1998:  Four
     Functions:  o Reviews accounting and financial reporting functions
                 o Oversees internal controls, audits and compliance program o Recommends independent auditors and oversees their activities o Monitors the parties' relationships under the Reinsurance
                   Pooling Agreement


Compensation Committee
     Members:     Directors Humke and Sams
     Number of Meetings in 1998:  Three
     Functions:      Establishes  and administers executive compensation program and any incentive compensation plans
                     Reviews salary and employee benefit programs
                     Administers 1996 Employee Incentive Stock Plan

Finance and Investment Committee
     Members:     Directors Barnette, Hackett, Humke, Kirr, Oman and Price
     Number of Meetings in 1998:  Four
     Functions:   o   Establishes investment policy and guidelines
                  o   Reviews and approves Company investment transactions

Nominating Committee
     Members:     Directors Humke, Oman and Rowland
     Number of Meetings in 1998:  One
     Functions:   o   Considers and  recommends candidates for membership on the
                      Board of Directors
                  o   Will  consider  a  candidate for director recommended by a shareholder

Business Development Committee
     Members:     Directors Rowland, Humke, Oman, and Price
     Number of Meetings in 1998: Two
     Functions:   o   Reviews  management  proposals  for  product  and  service developments and enhancements
                  o   Assists  and  guides  management  with  strategic business initiatives

Pooling Agreement Committee
     Members:     Directors Barnette, Hackett, Humke, Kirr, and Oman
     Number of Meetings in 1998:  None
     Functions:   o   At  request  of  Audit  Committee  and in conjunction with
                      Meridian  Mutual's Pooling  Agreement  Committee,  reviews relationships among the parties to the Reinsurance Pooling
                      Agreement   and   determines    whether   the   percentage
                      participation   of  the  parties   continues  to  bear  an
                      appropriate relationship


CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Meridian Mutual incorporated MIGI in 1986. MIGI remained a wholly-owned subsidiary of Meridian Mutual until March 1987. At that time, MIGI sold 1,700,000 Common Shares in a public offering. This reduced Meridian Mutual's ownership of MIGI's outstanding Common Shares from 100 percent to approximately 65 percent. MIGI completed a second public offering of 1,725,000 Common Shares in 1993. This further reduced Meridian Mutual's ownership of MIGI to approximately 46.8 percent of its Common Shares. In mid-1996, the Company acquired Citizens Security Group, Inc., and its property and casualty insurance subsidiaries, Meridian Citizens Security Insurance Company ("MC Security"), formerly Citizens Fund Insurance Company, and Insurance Company of Ohio ("ICO") and became affiliated with Meridian Citizens Mutual Insurance Company ("MC Mutual"), formerly Citizens Security Mutual Insurance Company. References in this Proxy Statement to "Meridian Citizens Group" include MC Security, ICO and MC Mutual.

     MIGI markets insurance products and services through its wholly-owned subsidiaries, Meridian Security and MC Security. Their operations are interrelated with the operations of MC Mutual and Meridian Mutual, an Indiana mutual property and casualty company. MIGI believes its various transactions with Meridian Mutual and MC Mutual are on terms no less favorable to MIGI than what could be negotiated with an independent third party.

     MIGI obtains the majority of its insurance business through a Reinsurance Pooling Agreement with Meridian Mutual and MC Mutual. In addition, Meridian Mutual provides the facilities and many services required to conduct MIGI's business. During 1998 MIGI paid Meridian Mutual $324,000 for administrative and other services.

Description of Pooling Agreement

     Meridian Mutual, Meridian Security, MC Mutual, MC Security and ICO are parties to a Reinsurance Pooling Agreement. It covers all the property and casualty insurance written by the parties. Thus, premiums, losses, loss adjustment expenses and the underwriting and administrative expenses of the parties are shared according to established percentages. Currently, the participation percentages are 74 percent for MIGI's insurance subsidiaries, 22 percent for Meridian Mutual, and four percent for MC Mutual. These participation percentages were fixed with reference to the relative surplus positions of the companies.

     The MIGI and Meridian Mutual Audit Committees have the responsibility of monitoring the parties' relationships under the Reinsurance Pooling Agreement. The Committees have established the procedures they deem necessary and appropriate for this process. Their guidelines provide for:
     o     reviewing the participation percentages at  least annually and
     o referring any decision to change the participation percentages to the Pooling Agreement Committees of MIGI and Meridian Mutual.

     MIGI's business and operations are integrated with and dependent upon Meridian Mutual's business and operations. Management of Meridian Mutual and MIGI will decide:
     o which expenses relate to underwriting, meaning they will be shared by the parties under the pooling agreement; and
     o which assets and liabilities will be transferred among the parties to the pooling agreement and what their values are.

     The pooling agreement does not have established procedures for making these decisions.

     MIGI and Meridian Mutual do not always have the same interests. Their interests conflict when it comes to:
     o     establishing participation ratios under the pooling agreement;
     o     allocating expenses unrelated to insurance underwriting; and
     o     MIGI's dividend policy.

     Their interests may or may not be in conflict regarding:
     o     business and investment philosophies;
     o     profit objectives;
     o     cash management; and
     o     possibly other matters.

     The wording of the pooling agreement itself eliminates some potential conflicts. For instance, it doesn't matter which company insures a particular pooled risk because the operating results of all the participants depend on the results of the total business covered by the pooling agreement. Therefore, the parties will have identical loss and loss adjustment expense ratios and virtually identical expense ratios.

     When the interests of MIGI and Meridian Mutual conflict, MIGI directors make decisions based on their fiduciary duties to the Company and its shareholders. However, individuals who are directors of both the Company and Meridian Mutual also owe fiduciary duties to the policyholders of Meridian Mutual. There are no procedures for having only disinterested directors make those decisions.

     Future events that could affect the participation percentages among the parties include:

     o     Meridian Mutual's receipt of dividends on MIGI Common Shares it owns;
     o changes in the capital structure or asset values of any of the parties to the pooling agreement;
     o     different effective rates of income taxation; or
     o other factors which disproportionately affect the surplus of the companies.

     The pooling agreement has no fixed term. It will stay in effect with regard to any one party until both Meridian Mutual and that party decide to end the agreement. A vote by MIGI shareholders is not necessary to amend or terminate the pooling agreement. If the pooling agreement were terminated:

     o the terminating party would transfer back to Meridian Mutual the liabilities ceded by Meridian Mutual plus an equal amount of assets, and

     o Meridian Mutual would transfer back to the terminating party the liabilities ceded by the terminating party plus an equal amount of assets.

     Terminating the pooling agreement would not affect MIGI's ownership of all the outstanding common shares of Meridian Security, MC Security and ICO.

     The pooling agreement cannot be terminated or the participation percentages changed unless the Insurance Commissioners of Indiana, Minnesota and Ohio give their approval. This requirement is for the protection of policyholders of Meridian Security, MC Security, ICO, MC Mutual and Meridian Mutual, and not for the protection of MIGI shareholders. MIGI intends for its insurance subsidiaries to remain in the pooling agreement, absent unforeseen changes in circumstances.

MIGI Audit Committee:  Directors Barnette, Hackett, Humke and Price
Meridian Mutual Audit Committee:  Directors Hackett, Humke and Price
MIGI Pooling Agreement Committee: Directors Barnette, Hackett, Humke, Kirr and Oman
Meridian Mutual Pooling Agreement Committee:  Directors Hackett, Humke and Oman

EXECUTIVE COMPENSATION

     The following table shows the compensation paid for the last three years to MIGI's Chief Executive Officer and the four other most highly compensated executives serving as MIGI executive officers as of December 31, 1998. Annual compensation includes amounts deferred at the officer's election. All of MIGI's officers also serve as officers of Meridian Mutual. Meridian Mutual reimburses MIGI for the services these "Named Executive Officers" perform solely on behalf of Meridian Mutual.

Summary Compensation Table
                                                                        Long-Term
                                                                        Compensation
                            Annual Compensation                         Awards              Payouts

                                                          Other         Securities
                                                          Annual        Underlying                      All Other
Name and                                                  Compen-       Options/            LTIP        Compen-
Principal                   Salary               Bonus    Sation        SARS                Payouts     Sation
Position           Year     ($)                  ($)      ($) (1)       (#) (2)              ($)        ($) (3)

Norma J. Oman      1998     $340,192             -0-         -0-           -0-                 -0-       $32,853
President and      1997     292,116              -0-         -0-       74,173                  -0-        46,920
Chief
Executive Officer  1996     268,846              -0-    $97,566            -0-                 -0-       110,319

Steven R.          1998     163,762              -0-         -0-           -0-                 -0-         4,312
Hazelbaker
Vice President     1997     138,669              -0-         -0-       17,575                  -0-         4,160
Chief Financial    1996     129,423              -0-         -0-           -0-                 -0-         3,883
Officer and
Treasurer

J. Mark McKinzie   1998     148,577              -0-         -0-           -0-                 -0-         4,286
Sr. Vice           1997     130,654              -0-         -0-       16,217                  -0-         3,920
President
Corporate          1996     119,423              -0-     64,871            -0-                 -0-         3,583
Secretary
And General
Counsel

Timothy J.         1998     140,962              -0-         -0-           -0-                 -0-         6,192
Hanrahan
Sr. Vice           1997     113,054              -0-         -0-       14,055                  -0-         3,392
President
                   1996     103,538              -0-     66,723            -0-                 -0-        14,124

Carl W. Buedel     1998     140,962              -0-         -0-           -0-                 -0-         6,082
Sr. Vice           1997     110,958              -0-         -0-       13,124                  -0-         3,329
President
                   1996      99,169              -0-     60,377            -0-                 -0-        12,395

(1) The 1996 Other Annual Compensation includes a) the pay-out termination of executive car allowance program: Ms. Oman, $45,000; Mr. McKinzie, $35,000; Mr. Hanrahan, $35,000; and Mr. Buedel, $35,000; and b) tax reimbursement payments of $44,434, $29,419, $28,478, and $25,377 for Ms. Oman, Mr. McKinzie,
Mr. Hanrahan, and Mr. Buedel, respectively.

(2) Options to acquire Common Shares granted pursuant to the 1996 Employee Incentive Stock Plan, as adjusted for ten percent stock dividend distributed in January 1999.

(3) For 1998, consists of MIGI's matching contributions of $4,800, $4,312, $4,286, $4,229, and $4,229 to the Section 401(k) deferred compensation accounts of Ms. Oman, Mr. Hazelbaker, Mr. McKinzie, Mr. Hanrahan, and Mr. Buedel, respectively; and accruals under the Supplemental Retirement Income Plan of $28,053, $1,963, and $1,853 for the accounts of Ms. Oman, Mr. Hanrahan, and Mr. Buedel, respectively. For 1997, consists of MIGI's matching contributions of $4,750, $4,160, $3,920, $3,392, and $3,329 to the Section 401(k) deferred compensation accounts of Ms. Oman, Mr. Hazelbaker, Mr. McKinzie, Mr. Hanrahan, and Mr. Buedel, respectively; and an accrual under the Supplemental Retirement Income Plan of $42,170 for the account of Ms. Oman. For 1996, consists of Meridian Mutual's matching contributions of $4,500, $3,883, $3,583, $3,106, and $2,975 to the Section 401(k) deferred compensation accounts of Ms. Oman, Mr. Hazelbaker, Mr. McKinzie, Mr. Hanrahan, and Mr. Buedel, respectively; and accruals under the Supplemental Retirement Income Plan of $105,819, $11,018, and $9,420 for the accounts of Ms. Oman, Mr. Hanrahan, and Mr. Buedel, respectively.

     The Board elects officers of MIGI for one-year terms. The officers serve at the discretion of the Board of Directors. There is no family relationship between any of the officers of the Company.

     Mr. McKinzie, age 45, has been an attorney for MIGI, Meridian Mutual, and Meridian Security since 1989. He has served as General Counsel and Secretary of all three companies since 1992. He was elected a Vice President of the Company, Meridian Mutual and Meridian Security in 1993 and Senior Vice President in 1997.

     Mr. Hanrahan, age 53, was elected a Vice President of MIGI in 1994 and a Senior Vice President in 1997. He has been a Vice President of Meridian Mutual and Meridian Security for more than the past five years and a Meridian employee since 1981.

     Mr. Buedel, age 52, was elected a Vice President of MIGI in 1994 and Senior Vice President in 1997. He has been a Vice President of Meridian Mutual and Meridian Security since 1990. Mr. Buedel has been a Meridian employee since 1981.

     Mr. Hazelbaker, age 43, was elected Chief Financial Officer and Treasurer of MIGI, Meridian Mutual and Meridian Security in 1994 and a Vice President of all three companies in 1995. From 1987 until joining the Company in 1994, he was a partner with Coopers & Lybrand L.L.P.

AGGREGATED OPTION/SAR EXERCISES IN 1998 AND
1998 YEAR-END OPTION/SAR VALUES

     The following table shows unexercised options held at December 31, 1998, by the Named Executive Officers. They did not exercise any options during 1998. The Company does not have any outstanding stock appreciation rights.


                                                                                    Value of Unexercised
                                                         Number of Securities       In-the-Money
                                                         Underlying Unexercised     Options/SARs
                                                         Options/SARs               at Fiscal Year End
                                                         at Fiscal Year End (#)     ($) (1)
                                                         Exercisable (E)/           Exercisable (E)/
                                                         Unexercisable (U)          Unexercisable (U)

Name          Shares
              Acquired
              on Exercise (#)     Value Realized ($)

Norma J.      ---0---             ---0---                156,711 E                   $  1,220,391 E
Oman
Steven R.     ---0---             ---0---                 37,584 E                        293,440 E
Hazelbaker
J. Mark       ---0---             ---0---                 34,559 E                        269,623 E
McKinzie
Timothy J.    ---0---             ---0---                 29,646 E                        230,787 E
Hanrahan
Carl W.       ---0---             ---0---                 28,965 E                        227,628 E
Buedel

(1) Amounts reflecting gains on outstanding options are based on the December 30, 1998, closing stock price of $20.25.

Pension Plan

     The Company maintains a defined benefit pension plan for eligible employees. All MIGI employees completing more than 1,000 hours of employment during a plan year become eligible to participate in the plan. The following table shows the range of estimated annual benefits payable upon retirement for graduated levels of average annual earnings and years of service, based on retirement at age 65 in 1999. The annual earnings cannot exceed the $160,000 maximum compensation limit for purposes of pension calculations.

PENSION PLAN TABLE
                 Years of Service
Remuneration       15                  20          25           30          35

$120,000         $28,428             $37,904     $47,379     $56,855     $66,331
 200,000          38,927              51,902      64,878      77,853      90,829
 300,000          38,927              51,902      64,878      77,853      90,829
 400,000          38,927              51,902      64,878      77,853      90,829
 500,000          38,927              51,902      64,878      77,853      90,829
 600,000          38,927              51,902      64,878      77,853      90,829
 700,000          38,927              51,902      64,878      77,853      90,829

     The plan provides a pension annuity beginning at age 65 of 1.125 percent of the employee's final monthly earnings for each year of credited service plus
 .625 percent of the employee's final monthly earnings in excess of the monthly Social Security covered compensation, if any, for each year of credited service to a maximum of 35 years. "Final monthly earnings" mean the employee's average monthly pay during his or her five highest consecutive salary years out of the last ten. "Credited service" means calendar years during which the employee completes at least 1,000 hours of employment. The plan also provides benefits for delayed retirement, early retirement, and death and disability. Early retirement benefits are available at age 55. The plan has provisions for optional methods of benefit payment, payments to an employee leaving after a certain number of years of service, and payments to the employee's surviving spouse. Benefits listed in the table are computed based on a straight life annuity and are not subject to any deduction for Social Security or other offset amounts. Section 415 of the Internal Revenue Code allows an individual maximum annual benefit of $130,000 for 1999. The Plan covers compensation of salary and cash bonus. For 1998, covered compensation for the Named Executive Officers was:
Ms. Oman, $340,192; Mr. Hazelbaker, $163,762; Mr. McKinzie, $148,577; Mr.
Hanrahan, $140,962; Mr. Buedel, $140,962.

     The estimated credited years of service for the Named Executive Officers as of January 1999 are listed below:

                                       Estimated Years of
                                       Credited Service

Norma J. Oman                          25
Steven R. Hazelbaker                   5
J. Mark McKinzie                       10
Carl W. Buedel                         17
Timothy J. Hanrahan                    18

Supplemental Retirement Income Plan

     The Supplemental Retirement Income Plan covers certain MIGI employees with more than ten years of credited service. These employees also participate in the MIGI Pension Plan. The supplemental plan provides benefits in excess of the limitations imposed by Section 401(a)(17) and Section 415 of the Internal Revenue Code. The Supplemental Retirement Benefit is payable to an eligible participant as a straight life annuity over the lifetime of the participant beginning on the participant's normal retirement date. Early retirement benefits are available at age 55. The Plan also has provisions for optional joint and survivor methods of benefit payment. The Benefit will be a monthly amount equal to the difference between (a) the monthly amount of the MIGI Pension Plan retirement benefit to which the participant would have been entitled if computed without the limitations under the Internal Revenue Code and (b) the monthly amount of the benefit actually payable to the participant under the MIGI Pension Plan.

     The following table lists the Supplemental Retirement Benefit payable upon retirement for graduated levels of average annual earnings and years of service for participants under the Plan, based on retirement at age 65 in 1999. The benefits are not subject to any deduction for Social Security or other offset amounts. The 1998 compensation covered by the Plan for the Named Executive Officers is found under the caption, "Pension Plan." Their estimated years of credited service are also listed under "Pension Plan."

Supplemental Retirement Income Plan Table
               Years of Service
Remuneration         15                20           25           30           35
$170,000       $  2,625          $  3,500     $  4,375     $  5,250     $  6,125
200,000          10,500            14,000       17,500       21,000       24,500
250,000          23,625            31,500       39,375       47,250       55,125
350,000          49,875            66,500       83,125       99,750      116,375
450,000          76,125           101,500      126,875      152,250      177,625
550,000         102,375           136,500      170,625      204,750      238,875
650,000         128,625           171,500      214,375      257,250      300,125
750,000         154,876           206,500      258,125      309,750      361,375

Executive Bonus Compensation Plan

     MIGI maintains a bonus compensation plan for key executive employees ("the Plan"). The President selects Plan participants each year, subject to approval of the Compensation Committees of the MIGI and Meridian Mutual Boards of Directors. The purpose of the Plan is to establish compensation commensurate with corporate performance compared to goal. Criteria for determining bonus payments are established prior to the beginning of each year. The performance measure for 1998 was the combined pre-tax net income of Meridian Mutual, Meridian Security and the Meridian Citizens Group. Graduated amounts of cash bonuses become payable if the combined financial performance of these companies meets the threshold level of 80 percent of goal or exceeds it up to a maximum of 120 percent of goal. After the close of the year, performance is evaluated relative to the predetermined goals. Actual bonus awards are determined on the basis of this evaluation. The participant may elect to receive the bonus in cash or MIGI stock or a combination of the two. The same performance measure has been established for 1999.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

     The Compensation Committee of our Board of Directors, together with the Compensation Committee of Meridian Mutual, is responsible for establishing and administering the executive compensation program for MIGI executives. Both Compensation Committees are composed entirely of directors who are not employees of the Company or Meridian Mutual.

Compensation Policy

     The goal of our executive compensation policy is to attract, motivate and retain competent personnel. At the same time, we want to ensure an appropriate relationship exists between executive pay and MIGI's performance. Executive compensation consists of base salary, a bonus compensation plan and stock-based incentives. In establishing the base salary portion of executive compensation, the Committee gives significant consideration to such factors as:
         o     maintaining MIGI's competitiveness
         o     establishing efficient and effective use of MIGI's resources
         o preserving MIGI's good standing with regulatory and rating agencies
         o     managing daily operations and
         o     developing and achieving long-term and strategic objectives.

     The Committee has not assigned relative weights to these factors. Through a bonus compensation plan, the Committee seeks to reward the attainment of targeted income goals. The Compensation Committee's philosophy is to slow the growth in base salary and put a greater portion of total compensation at risk through the bonus plan. In addition, the Committee seeks to provide equity-based incentives to further motivate executives over the long term to respond to MIGI's business challenges and opportunities as owners rather than just as employees. The Compensation Committee intends for executive annual compensation to continue to be tax-deductible to the Company.

     The Compensation Committee annually evaluates salary surveys produced by independent compensation consulting firms. This information helps the Committee determine appropriate levels of executive compensation. For the positions of Chief Executive Officer and Chief Financial Officer, the survey data compares the Company with other insurance companies and with all other industries based on:
         o          comparable asset levels
         o          direct written premiums
         o          net written premiums and
         o          other relevant indices.

     For other executive positions, the Committee considers salary surveys comparing MIGI with other insurance companies of similar asset and premium levels. Some of the insurance companies participating in the salary surveys are included in the Total Return Industry Index for NASDAQ Insurance Stocks. The Total Return Industry Index is shown in the Stock Performance Graph of this Proxy Statement.

     The "Executive Bonus Compensation Plan" is described on the preceding page of this Proxy Statement. The Plan allows executives to earn additional compensation if Meridian Mutual, Meridian Security and the Meridian Citizens Group attain certain levels of annual pre-tax income. Within the Plan, a cash bonus is calculated as a percentage of base salary and is benchmarked annually against the salary surveys and other information from the independent compensation consulting firms. If a bonus is earned under the Plan, executives may elect to take it in cash or MIGI stock or a combination of the two.

     MIGI's long-term incentive program, designed by an outside consultant, consists of grants under the Employee Incentive Stock Plan. Under this Plan, key employees may receive grants of incentive stock options, non-qualified stock options, appreciation rights and restricted stock awards. In 1997, each executive received vested options with a ten-year term. The size of the option grant was a percentage of the individual's base salary. Different percentages applied to the Chief Executive Officer, Senior Vice Presidents, and all other executive officers, commensurate with the amount of responsibility for their positions. When the Committee established the size of the grants, it considered outstanding options granted in 1994 and market practices for similar positions in stock insurance companies. Some of these companies are included in the Total Return Industry Index for NASDAQ Insurance Stocks.

Bases for CEO Compensation

     MIGI's net income for 1998 was $12.2 million, or $1.65 diluted earnings per common share. This compares to $6.9 million, or $0.93 per common share, in 1997. MIGI's stock price rose approximately 33 percent during 1998, from $15.22 per share at the close of 1997 to $20.25 per share at year-end 1998. These results were achieved despite the negative impact on earnings from a large volume of property damage claims associated with severe weather in our operating territory. Weather-related catastrophe losses were about $14.7 million, or $1.30 per share after tax, in 1998 and $7.3 million, or $.64 per share after tax, in 1997.

     Ms. Oman's base salary was increased during 1998 to reward her individual accomplishments during 1997 in:

     o     implementation of additional underwriting profitability programs
     o continued integration of specific Meridian Citizens functions into Meridian operations
     o     development of new methods of distribution, i.e. direct writing
     o     development of new product, non-standard automobile insurance
     o     continued   operational  efficiencies  and  expense  reduction,  i.e.
           personal lines automated underwriting system, and
     o     achieving other long-range business and operating objectives.

     The Committee did not assign relative weights to these factors. Her new base salary was below the average for chief executive officers of insurance companies with direct and net written premiums over $200 million. It was also below the average salary for chief executive officers of similarly-sized companies across all industries.

     As mentioned above, bonus compensation under the Plan is tied to the attainment of corporate performance goals. The 1998 combined pre-tax net income of the Meridian and Meridian Citizens companies did not meet the 80 percent threshold level established under the Plan. As a result, Ms. Oman did not receive a bonus under the Plan for 1998 results. Ms. Oman's total compensation package was lower than the average paid to chief executive officers of the comparison companies.

Compensation of Other Executive Officers

     During 1998, the Compensation Committee adjusted the other executives' base salaries based on:

     o     the assignment of internal responsibility
     o     their individual contributions to MIGI's performance
     o     the results of the latest salary surveys and
     o     other relevant information.

The Committee did not assign relative weights to these factors.

     These salaries are below the competitive range of people with comparably responsible positions at similarly-sized insurance companies, both regionally and nationally. On the other hand, the bonus opportunities for MIGI executives are greater than what our competitors offer. The Compensation Committee's philosophy is to put the bonus award at risk and to compensate for that risk with a slightly-higher-than-average total compensation package when the bonus is earned.

     The 1998 combined pre-tax net income of Meridian Mutual, Meridian Security and Meridian Citizens Group was below the 80 percent threshold level so the executives did not receive a bonus under the Plan. The other executives' total compensation listed in the Summary Compensation Table was lower than the comparison companies surveyed.

MIGI Compensation Committee           Meridian Mutual Compensation Committee
Ramon L. Humke and Thomas H. Sams     Martha D. Lamkin, Chairperson, and
                                      Ramon L. Humke

Stock Performance Graph

     The following performance graph compares the cumulative total shareholder return on the Company's Common Shares with:

     o the Center for Research in Securities Prices (CRSP) Total Return Index for NASDAQ Stock Market (U.S. Companies) and
     o the CRSP Total Return Industry Index for NASDAQ Insurance Stocks for the years 1994 through 1998. The comparison assumes $100 was invested on December 31, 1993, in MIGI's Common

     Shares and in the CRSP indices. It also assumes reinvestment of dividends. The CRSP Total Return Industry Index for NASDAQ Insurance Stocks includes all insurance companies quoted on the NASDAQ stock market within the SIC codes 631 and 633. Upon a written request to MIGI's Corporate Secretary, we will undertake to provide the names of the companies listed on the NASDAQ insurance stock index.

The following information is contained in graph form in the Proxy Statement:

YEAR                NASDAQ US (broad market)
1993                100.000
1994                 97.752
1995                138.256
1996                170.015
1997                208.580
1998                293.209


YEAR                NASDAQ Insurance (Industry)
1993                100.000
1994                 94.131
1995                133.711
1996                152.418
1997                223.582
1998                198.781


YEAR                MIGI Results
1993                100.000
1994                 95.306
1995                140.925
1996                142.817
1997                165.392
1998                245.390

Compensation Committee Interlocks and Insider Participation

     MIGI's Compensation Committee consists of Thomas H. Sams and Ramon L. Humke, Chairman of the MIGI Board of Directors. The bylaws of the Company provide that the Chairman of the Board is an officer of the Company, but Mr. Humke is not an employee of the Company. Mr. Humke also serves on the Compensation Committee of Meridian Mutual.

Change-in-Control Agreements

     MIGI has executed change-in-control severance pay arrangements with the executives of MIGI and Meridian Mutual. The Termination Benefits Agreement ("Agreement") would provide severance payments and benefits to the executives if their employment is terminated under certain circumstances within one-year following a change in control. A "change in control" would occur if 50 percent or more of MIGI's outstanding Common Shares were acquired by an entity other than the Company, Meridian Mutual or an employee benefit plan of the Company. There are additional conditions that could result in a change-in-control event. MIGI may not waive or modify provisions of the Agreement, either before or after a change in control, without the written consent of the participant. However, either MIGI or the participant may elect not to extend the Agreement for the next calendar year by giving written notice.

     The Agreement terminated and replaced the Change in Control Agreements previously executed by Meridian Mutual and Ms. Oman, Mr. Hazelbaker and Mr. McKinzie. Under the Agreement, termination for other than "cause" would entitle Ms. Oman, Mr. Hazelbaker, Mr. McKinzie, Mr. Hanrahan and Mr. Buedel to any earned and unpaid bonus and to a lump sum payment equal to 2.99 times their average annual cash compensation received over the past five years. All other eligible executives would receive any earned and unpaid bonus and a lump sum payment equal to two times their average annual cash compensation received over the past five years.


Compensation of Directors

     MIGI directors who are also salaried employees of the Company receive no fees for services as directors. MIGI Board members who are not salaried Company employees and who do not serve on the Board of any affiliates receive an annual retainer of $15,000. Of that, $10,000 is payable in cash and $5,000 in MIGI Common Shares. The Common Shares are valued at their fair market value two days after MIGI's annual results are released to the public. Nonemployee MIGI Board members serving on the Board of an affiliate receive a $1,000 annual retainer from MIGI. The Chairman of the MIGI Board earns a total stipend of $30,000, of which $10,000 is payable in MIGI stock. The chairmen of one or more affiliated Boards or one or more Board committees receive an additional $1,600 per year for services in those capacities.

     All directors, aside from salaried employees, currently receive per diem meeting fees of $600 for each Board or Committee meeting they attend. Their per diem fees will not exceed a total of $850 for attending two or more Board or Committee meetings on a single day. It is anticipated that the MIGI Board will increase the per diem meeting fee to $1,000 for each Board or Committee meeting a Board member attends effective April 1, 1999.


     MIGI has a defined benefit pension plan for the benefit of eligible nonemployee directors of MIGI or Meridian Mutual. They become eligible to participate in the plan after completing five years of credited service. This means all calendar years the nonemployee director has attended at least 50 percent of the regular quarterly meetings. The plan provides a monthly retirement allowance equal to 1.75 percent of the final earnings for each year of credited service. Final earnings mean the five consecutive years with the highest average annual total fees paid during the period of directorship. The monthly retirement allowance begins on the director's retirement date and continues monthly for his or her lifetime. The plan also provides benefits for delayed retirement, early retirement or death. Early retirement benefits are available at age 55. The directors may select an optional method of benefit payment.

     MIGI has an Outside Director Stock Option Plan. An "outside director" is a director of either MIGI or Meridian Mutual who is not a Meridian employee on the date of grant. Each Outside Director was granted an option to purchase 1,000 Common Shares in May 1994, 1995, 1996, 1997, and 1998. Each Outside Director will be granted an option to purchase 1,000 Common Shares on the date of each Annual Meeting of Shareholders in the years 1999 through 2003, unless the plan is terminated earlier. The directors will pay the Company no consideration for being granted the option. The exercise price per share will equal the fair market value of a Common Share on the date of grant. Each option will be exercisable beginning one year after the date of grant. Each option will expire no later than ten years after the date of grant.

PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
OF THE COMPANY

     The Board of  Directors  has  unanimously  approved  amending  Article  VI,
Section 6.0l (the "Amendment") of the Company's Restated Articles of Incorporation. The amendment clarifies that a minimum number of directors is not required for the directors to be divided into classes. The text of the Amendment is set out in Exhibit A to this Proxy Statement. If shareholders approve the proposal, the Amendment will become effective when we file Articles of Amendment with the Indiana Secretary of State.

     The Articles of Incorporation allow the bylaws to specify the number of directors. Consequently, the bylaws have recently been amended to set the number of directors of MIGI at eight upon the retirement of Director Harold C. McCarthy in May of this year. However, currently our Articles of Incorporation say "if the number of directors shall be nine or more: (a) the total number of directors shall be divided into three groups..." The proposed amendment deletes the requirement that the number of directors shall be nine or more in order for the Board to be divided into classes. Under the proposed amendment, the Board will continue to be divided into classes regardless of the number of directors.

     The Board of Directors recommends that the shareholders vote FOR approval of the Amendment to the Company's Articles of Incorporation.


OTHER MATTERS

Appointment of Auditor

     The firm of PricewaterhouseCoopers served as MIGI's independent auditor for the fiscal year ended December 31, 1998. The Board of Directors has not selected an independent auditor for the current fiscal year ending December 31, 1999. We anticipate the Audit Committee, at its meeting on April 26, 1999, will recommend that the Board select PricewaterhouseCoopers as the Company's independent auditor for 1999. Representatives of PricewaterhouseCoopers will attend the Annual Meeting. They will respond to appropriate questions and make a statement if they wish.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires MIGI's directors and executive officers, and persons owning more than ten percent of a registered class of MIGI's equity securities, to file initial reports of their ownership of MIGI Common Shares and reports of changes in their ownership with the Securities and Exchange Commission. Based solely on review of the copies of forms furnished to MIGI, or written representations that no annual forms (SEC Form 5) were required, MIGI believes its officers, directors, and greater than ten-percent beneficial owners have complied with all Section 16(a) filing requirements applicable to them.

Other Business

     We do not expect any business to come up for shareholder vote at the Annual Meeting other than the items described in the Notice of Meeting and in this Proxy Statement. If other business is properly raised at the Meeting or any adjournment of it, your proxy card authorizes the people named as proxies to vote according to their best judgment.

Expenses of Proxy Solicitation

     We will pay all  expenses  of  proxy  solicitation.  We will  pay  brokers, nominees, fiduciaries or other custodians their reasonable expenses for forwarding proxy and solicitation material to persons for whom they hold MIGI Common Shares. We will solicit proxies primarily by mail. However, MIGI officers and employees may also solicit in person or by telephone.


     We mailed the 1998 Annual Report to Shareholders along with this Proxy Statement.


     By Order of the Board of Directors,



     Norma J. Oman
     President and Chief Executive Officer



April 2, 1999

                                  PROXY CARD
                         MERIDIAN INSURANCE GROUP, INC.
           This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 5, 1999


         The undersigned appoints Norma J. Oman, David M. Kirr, and John T. Hackett, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Meridian Insurance Group, Inc., to be held on May 5, 1999, at 2:00 p.m., EST, and at any adjournments or postponements of the Annual Meeting, and to vote as specified in this Proxy all the Common Shares of the Company which the undersigned would be entitled to vote if personally present. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this Proxy will be voted FOR the election of Directors and FOR Proposal 2. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

         The Board of Directors recommends a vote FOR the election of Directors and FOR Proposal 2.

     YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side.)

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


1.   Election of Directors-
     Nominees: James D. Price and
     Sarah W. Rowland


___ For All

___ Withheld

___ For All
    Except


---------------------------------------------
(Except nominee(s) written above.)

2. Approval of amendment to Articles of Incorporation to authorize classes of directors Without regard to total number of directors.


___ For

___ Against

___ Abstain



     The undersigned acknowledges receipt of the Notice Of Annual Meeting of Shareholders and of the Proxy Statement.

Dated: ___________________________, 1999

Signature(s) ______________________________________


Please sign exactly as your name appears. Joint owners should each sign personally. When applicable, indicate your official position or representation capacity.